Exhibit 21

List of Subsidiaries

Wholly: Owned:

Secure Risks Ltd.

Strategic Security Solutions International Ltd.

Shield Defense International Ltd.

Shield Defense Corporation,

ISR Systems Corporation and

Shield Defense Technologies, Inc.

Partially Owned:

Unversal Guardian Corporation

The Harbour Group, Inc.